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     SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP

EXHIBIT 99.2

                 COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
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

                                                      Years Ended December 31
                                        1992       1993          1994       1995        1996
Earnings:
  Net income(loss)                    $  1,663   $  4,705      $  1,634   $ (2,587)   $ (4,383)
  Fixed charges                          9,829      9,419        11,199     16,030      17,414

     Total                            $ 11,492   $ 14,124      $ 12,833   $ 13,443    $ 13,031

Fixed charges:
  Interest                            $  5,025   $  4,284      $  5,485   $  9,488    $ 10,536
  Amortization                             268        317           562        683         799
  Rental expense (interest portion)      4,536      4,818         5,152      5,859       6,099

     Total                            $  9,829   $  9,419      $ 11,199   $ 16,030    $ 17,414

Ratio of earnings to fixed charges    1.169X     1.500x(a)      1.146X    (b)         (b)

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(a) Ratio is high due to non-recurring revenues, which if excluded would result in a ratio of 1.278x.

(b) Earnings did not cover fixed charges by $2,587 and $4,383 in 1995 and 1996, respectively.